EXHIBIT 1

ITEM 3 CLASSIFICATION OF REPORTING PERSONS

Identity and Classification of Each Reporting Person

IDENTITY	CLASSIFICATION UNDER ITEM 3
Federated Hermes, Inc.	(g) parent Holding Company or control person, in accordance with Section 240.13d-1(b)(ii)(G)
FII Holdings, Inc.	(g) parent Holding Company or control person, in accordance with Section 240.13d-1(b)(ii)(G)
Voting Shares Irrevocable Trust	(g) parent Holding Company or control person, in accordance with Section 240.13d-1(b)(ii)(G)
Thomas R. Donahue	(g) parent Holding Company or control person, in accordance with Section 240.13d-1(b)(ii)(G)
Ann C. Donahue	(g) parent Holding Company or control person, in accordance with Section 240.13d-1(b)(ii)(G)
J. Christopher Donahue	(g) parent Holding Company or control person, in accordance with Section 240.13d-1(b)(ii)(G)

Federated Hermes, Inc. (the “Parent”) is filing this schedule 13G because it is the parent holding company, which acts as investment adviser to registered investment companies and separate accounts that owned shares of common stock in aTyr Pharma, Inc. The Investment Adviser is a wholly owned subsidiary of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Hermes, Inc., the Parent. All of the Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust (the “Trust”) for which Thomas R. Donahue, Ann C. Donahue and J. Christopher Donahue act as trustees (collectively, the “Trustees”). The Trustees have joined in filing this Schedule 13G because of the collective voting control that they exercise over the Parent.